SELECTA BIOSCIENCES, INC.

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (this “Agreement”) is made by and between Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and Peter Keller (the “Consultant”) and will become effective as of the Effective Date (defined below).
WHEREAS, the Consultant and the Company are party to (i) an Employment Agreement dated as of June 6, 2016 (the “Employment Agreement”), (ii) an Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement dated as of June 6, 2016 (the “Restrictive Covenant Agreement”) and (iii) an Indemnification Agreement dated as of June 6, 2016 (the “Indemnification Agreement”).
WHEREAS, the Consultant desires to resign his position as Chief Business Officer of the Company effective December 18, 2017 and resign and terminate the Consultant’s employment and all other offices with the Company and its subsidiaries and affiliates effective December 31, 2017 (the “Resignation Date”) without “Good Reason” (as defined in the Employment Agreement), it being understood and agreed by the parties that the Consultant will not be entitled to the severance payments and benefits set forth in the Employment Agreement; and
WHEREAS, the Company desires to engage the Consultant to perform consulting services on behalf of the Company and the Consultant desires to perform such services on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing recitals and the promises and mutual covenants set forth herein the parties hereby agree as follows:
1.     Resignation; Consulting Services.
(a)    The Consultant hereby resigns his position as Chief Business Officer of the Company effective December 18, 2017 and resigns and terminates his employment and all other offices with the Company and its subsidiaries and affiliates effective as of the Resignation Date. As of the Resignation Date, the Consultant shall cease to be employed by or to serve the Company in any capacity except as set forth in this Agreement and shall cease to exercise or convey any authority (actual, apparent or otherwise) on behalf of the Company. The Consultant acknowledges and agrees that his resignation is without Good Reason and that the Consultant is not entitled to the severance payments and benefits set forth in the Employment Agreement.
(b)    As of the Effective Date, the Company hereby retains the Consultant and the Consultant hereby agrees to perform such consulting and advisory services relating to the Field of Interest (as defined below) as set forth in Exhibit A to this Agreement (the “Consulting Services”).

(c)    The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to the Consultant’s access to and use of the Company’s property, information, equipment and facilities.
(d)    The parties agree that the Company will not issue any press releases as to Consultant’s termination of employment and/or his consulting arrangement or agreement with the Company. Nothing in this Section 1(d) prohibits or restricts the Company from complying with its obligations under applicable law or Securities Exchange Commission rules.
2.     Compensation.
(a)    The Company shall pay the Consultant the consulting fee described in Exhibit A to this Agreement. The Company will reimburse the Consultant for such reasonable business expenses as are incurred by the Consultant in the performance of Consulting Services for the Company and pre-approved in writing by the Company.
(b)    Exhibit B to this Agreement identifies each Company stock option held by the Consultant (each, an “Option”) and indicates the extent to which each Option is expected to be vested and unvested as of the Resignation Date. The Company and Consultant agree that notwithstanding any contrary terms of the Options, the portion of each Option that is unvested as of the Resignation Date shall immediately expire and be forfeited as of the Resignation Date and that the portion of each Option that is vested as of the Resignation Date will remain outstanding and exercisable until the date that is three months following termination of this Agreement for any reason (provided that (x) in no event will any Option be exercisable after the final expiration date of the Option set forth in the stock option agreement governing the Option and (y) all Options will remain subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of the stock option agreement governing the Option). The Consultant acknowledges that any Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended, may cease to so qualify as of the Effective Date.
3.    Release of Claims. In consideration of the foregoing, the Consultant, on the Consultant’s own behalf and on behalf of any of the Consultant’s affiliated companies or entities and any of the Consultant’s or their respective heirs, family members, executors, agents, and assigns hereby and forever releases the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Consultant may possess against any of the Releasees arising from any omissions, acts, facts or damages that have occurred up until and including the date the Consultant executes this Agreement, including, without limitation:

(a)    any and all claims relating to or arising from the Consultant’s employment with the Company or any of its direct or indirect affiliates and the termination of that relationship;
(b)    any and all claims relating to, or arising from, the Consultant’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002; the Massachusetts Wage Act; and the Massachusetts Fair Employment Practices Act;
(e)    any and all claims for violation of the federal or any state constitution;
(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Consultant as a result of this Agreement; and
(h)    any and all claims for attorneys’ fees and costs.
The Consultant agrees that the release set forth in this Section is and will remain in effect in all respects as a general release as to the matters released. Notwithstanding the foregoing, this release does not release (i) the Consultant’s ownership of vested equity securities of the Company or the Options, (ii) the Consultant’s right to indemnification by the Company or pursuant to the Indemnification Agreement or applicable law, (iii) claims for breach of this Agreement, (iv) claims that cannot be released as a matter of law, including, but not limited to, the Consultant’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that the Consultant’s release of claims herein bars the Consultant from recovering monetary relief from the Company or any Releasee), (v) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (vi) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA and (vii) claims to any benefit entitlements vested as the Resignation Date, pursuant to written terms of any employee benefit plan of the Company or its affiliates and the Consultant’s rights under applicable law (the “Retained Claims”).
The Consultant understands and acknowledges that the Consultant is waiving and releasing any rights the Consultant may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. The Consultant understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date the Consultant executes this Agreement. The Consultant understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Consultant was already entitled. The Consultant further understands and acknowledges that the Consultant has been advised by this writing that: (A) the Consultant should consult with an attorney prior to executing this Agreement; (B) the Consultant has 21 days within which to consider this Agreement; (C) the Consultant has 7 days following the Consultant’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (D) this Agreement shall not be effective until after the revocation period has expired and will become effective on the eighth day after the Consultant executes this Agreement (the “Effective Date”) if it has been not been revoked by the Consultant before that date; and (e) nothing in this Agreement prevents or precludes the Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Consultant signs this Agreement and returns it to the Company in less than the 21 day period identified above, the Consultant hereby acknowledges that the Consultant has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
The Consultant represents and warrants that the Consultant has read this Section carefully and has been advised to consult with any attorney and any other advisors of the Consultant’s choice prior to executing this Agreement, and that the Consultant fully understands that by signing this Agreement, the Consultant is voluntarily giving up any right which the Consultant may have to sue or bring any claims against the Releasees other than the Retained Claims.
4.    Independent Contractor. In furnishing the Consulting Services, the Consultant understands that he will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company and will not by reason of this Agreement or by reason of the performance of Consulting Services be entitled to participate in or to receive any benefit or right under any of the Company’s employee benefit or welfare plans. If the Consultant is reclassified by a state or federal agency or court as an employee, the Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of the Company's benefit plans in effect at the time of such reclassification the Consultant would otherwise be eligible for such benefits. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid with respect to the Consulting Fee as and when the same become due and payable and agrees to indemnify and hold the Company harmless from all liability with respect to any such taxes. The Consultant acknowledges and agrees that the Company will be entitled (but not required) to deduct from any amounts otherwise due to the Consultant from the Company payment in satisfaction of the foregoing indemnification obligations. The Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.
5.    Term; Termination.
(a)    The term of this Agreement will begin on the later of the Resignation Date or the Effective Date and will end on the first anniversary thereof (the “Consulting Period End Date”) Resignation Date or upon earlier termination of the Agreement as provided below (the “Term”). The Company may terminate this Agreement for any reason effective 30 days, or as otherwise mutually agreed, after delivery of a written notice of termination to the Consultant.
The Consultant may terminate this Agreement for any reason effective 30 days, or as otherwise mutually agreed, after delivery of a written notice of termination to the Company.
(b)    Upon the termination of this Agreement for any reason, the Company shall remain obligated to pay the Consultant any Consulting Fee earned through the date of termination and any unpaid business expenses that are reimbursable as set forth in Section 2(a); provided, that the Company will only be obligated to reimburse the Consultant for an unpaid business expense to the extent evidence of the expense is submitted to the Company within thirty (30) days of termination of this Agreement.
(c)    If (i) the Company materially breaches this Agreement, which material breach has not been cured (or cannot be cured) within thirty (30) days after the Consultant gives written notice to the Company regarding such material breach (a “Material Breach”) and (ii) following expiration of such cure period and prior to the Consulting Period End Date, the Consultant terminates this Agreement, then the Company shall pay to the Consultant any then-unpaid portion of the Consulting Fee in a lump sum within thirty (30) days following the date of such termination, and the New Option (as defined on Exhibit A to this Agreement) shall vest in full immediately. If the Consultant terminates this Agreement prior to the Consulting Period End Date other than after a Material Breach, except as set forth in Section 5(b), the Consultant will forfeit any then-unpaid portion of the Consulting Fee and any then-unvested portion of the New Option.
(d)    If the Company terminates this Agreement for any reason other than for Cause (as defined below) prior to the Consulting Period End Date, then (x) the Company will pay to the Consultant 60% of any then-unearned portion of the Consulting Fee, payable in a lump sum within thirty (30) days following the date of termination and (y) the New Option will immediately vest in full. If the Company terminates this Agreement for Cause prior to the Consulting Period End Date, except as set forth in Section 5(b), the Consultant will forfeit any then-unpaid portion of the Consulting Fee, and the New Option will terminate and be cancelled without consideration therefor with respect to any then-outstanding shares. As used herein, “Cause” shall mean (i) the Consultant’s indictment or conviction of, any felony or any crime involving dishonesty by the Consultant about the Company, (ii) the Consultant’s participation in any fraud against the Company, (iii) any intentional damage to any property of the Company by the Consultant, (iv) the Consultant’s misconduct which materially and adversely reflects upon the business, operations, or reputation of the Company, which misconduct has not been cured within thirty (30) days after the Company gives written notice to the Consultant regarding such misconduct, and (v) the Consultant’s breach of any material provision of this Agreement or any other material written agreement between the Consultant and the Company and failure to cure such breach within thirty (30) days after the Company gives written notice to the Consultant regarding such breach.
6.    Exceptions to this Agreement.
(a)    Certain Other Contracts. The Company acknowledges that the Consultant is now or may become a party to agreements with third parties relating to the disclosure of information, the ownership of inventions, restrictions against competition and/or similar matters. The Consultant represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to the Consultant. The Consultant will not (i) disclose to the Company any information that he is required to keep secret pursuant to a confidentiality agreement with a third party, (ii) use the funding, resources, facilities or inventions of any third party to perform the Consulting Services, or (iii) perform the Consulting Services in any manner that would give any third party rights to any intellectual property created in connection with such services. Further, for purposes of clarity, nothing in this Agreement or the attached exhibits prevents the Consultant from working for other companies during the Term as long as such employment does not materially interfere with the Consultant’s performance of duties under this Agreement or violate the terms of this Agreement or any other Agreement the Consultant has with the Company.
(b)    Prior Inventions. The Consultant has informed the Company, in writing, of any and all inventions which he claims as his own or otherwise intends to exclude from this Agreement because it was developed by him prior to the date of this Agreement (“Excluded Inventions”). Notwithstanding the foregoing, Excluded Inventions do not include prior inventions made by the Consultant during the term of his employment, which are governed by the Restrictive Covenant Agreement (“Prior Company Inventions”). The Consultant acknowledges that after execution of this Agreement he shall have no right to exclude any Company Inventions (as defined below) from this Agreement.
7.    Confidential Information. While providing the Consulting Services to the Company and thereafter, the Consultant shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to his provision of the Consulting Services by and for the benefit of the Company or as required by valid subpoena or other legal process (provided that the Consultant shall give the Company prompt notice of such requirement, shall, as far in advance of disclosing such information as is reasonably practicable, make available to the Company and its counsel the documents and other information sought or proposed to be disclosed and shall assist the Company or such counsel at the Company’s expense in resisting or otherwise responding to such subpoena or other legal process), or disclose to anyone outside of the Company any such Confidential Information. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including the Consultant) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include:
(a)    any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and
(b)    the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.
Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain other than by a breach of the Consultant’s confidentiality obligations to the Company.
The Consultant acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represent information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. The Consultant agrees that all such information shall be Confidential Information for purposes of this Agreement.
The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.
The parties agree that the Consultant’s duties with respect to: (i) Confidential Information (as defined in the Restrictive Covenant Agreement) that was received by the Consultant during the term of his employment shall be as set forth in the Restrictive Covenant Agreement; and (ii)

Confidential Information (as defined herein) that was received by the Consultant on or after the Effective Date shall be as set forth in this Agreement.
8.    Company Inventions.
(a)    Assignment. The Consultant agrees that the Company will be the sole and exclusive owner of all right, title and interest in and to all ideas, inventions, works of authorship, work product, materials, and other deliverables conceived, made, developed, reduced to practice, or worked on by Consultant, alone or in conjunction with others (i) in the course of providing the Consulting Services for the Company following the execution of this Agreement, and (ii) after the term of the Agreement if resulting or directly derived from Confidential Information, and all patent, copyright, trademark, trade secret and other intellectual property rights therein, whether now known or hereafter recognized in any jurisdiction (collectively, “Company Inventions”). Consultant hereby assigns to the Company all of Consultant’s right, title and interest in and to the Company Inventions. Consultant hereby waives any applicable moral rights in the Company Inventions.
(b)    Assistance. The Consultant will execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist the Company as reasonably required at the Company’s reasonable expense to perfect in the Company the right, title and other interest in the Company Inventions expressly granted to the Company under this Agreement. If the Company is unable for any reason, after reasonable effort, to secure the Consultant’s signature (or the signature of the Consultant’s authorized representative(s), if applicable) on any document needed in connection with the actions specified above, the Consultant hereby irrevocably designates and appoints the Company as the Consultant’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and, on the Consultant’s behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Consultant.
(c)    Background IP License. The Consultant hereby grants to the Company a non-exclusive, royalty-free, fully paid perpetual, irrevocable, worldwide right and license, with right of sublicense, under and to Consultant’s Background IP (as defined below) for the purpose of developing, marketing, selling and supporting products and services of the Company or its affiliates or subsidiaries, either directly or through multiple tiers of distribution, but not for the purpose of licensing Background IP separately from products and services of the Company or its affiliates or subsidiaries. For purposes of this Agreement, “Background IP” means any and all technology and intellectual property rights that do not constitute Company Inventions and that are owned by Consultant or are licensed by a third party to Consultant with a right to sublicense, and which exist prior to the date of this Agreement or which are developed independently by Consultant outside of the Consulting Services but are used in provision of the Consulting Services or are applicable to the Company Inventions. For the avoidance of doubt, Prior Company Inventions are not Background IP. To the extent practicable, the Consultant agrees to specifically describe and identify in writing to the Company any material Background IP that Consultant intends to use to perform the Consulting Services.

(d)    Inventions Made Prior to the Effective Date. Notwithstanding the foregoing, the parties agree that the Consultant’s duties with respect to Prior Company Inventions shall be as set forth in the Restrictive Covenant Agreement.
9.    Consultant’s Obligation to Keep Records. The Consultant will promptly disclose to the Company any and all Company Inventions. The Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Company Inventions and results thereof and such records will be available to and remain the sole property of the Company at all times.
10.    Consultant’s Obligation to Cooperate. The Consultant will, at any time during or after the Term, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement. Without limiting the generality of the foregoing, the Consultant will assist the Company in any reasonable manner to obtain for its own benefit patents or copyrights in any and all countries with respect to all Company Inventions assigned pursuant to Section 7, and the Consultant will execute, when requested, patent and other applications and assignments thereof to the Company, or Persons (as defined below) designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and the Consultant will further assist the Company in every way to enforce any patents and copyrights obtained, including testifying in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out‑of‑pocket expenses of the Consultant’s assistance incurred at the request of the Company under this Section will be reimbursed by the Company.
11.    Noncompetition. Subject to the terms of the Restrictive Covenant Agreement or written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the Term of this Agreement (the “Restricted Period”), the Consultant shall not directly or indirectly (i) provide any services in the Field of Interest to any Person other than the Company, (ii) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any Person that has committed, or intends to commit, significant resources to the Field of Interest. Notwithstanding the foregoing, the Consultant may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any Person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the “over-the-counter” market.
12.    Nonsolicitation. During the Restricted Period, the Consultant shall not (i) solicit, encourage, or induce any employee of, or consultant to, the Company (or any other Person who may have been employed by, or may have been a consultant to, the Company during the Term) to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (ii) solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any Person who is, or was within the then-most recent 12 month period, a client or customer of the Company.
13.    Return of Property. Upon termination of the Consultant’s engagement with the Company, or at any other time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant may then possess or have under his control. The Consultant further agrees that upon termination of his engagement he shall not take with him any documents or data in any form or of any description containing or pertaining to Confidential Information or any Company Inventions.
14.    Miscellaneous.
(a)    Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter; provided, however, that this Agreement does not supersede or modify the Restrictive Covenant Agreement or the Indemnification Agreement, each of which will remain in effect (and shall be enforceable in addition to and separate from any similar terms of this Agreement) in accordance with their terms.
(b)    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.
(c)    Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.
(d)    No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.
(e)    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without reference to the principles of conflicts of law that would result in the application of the substantive laws of any jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.
(f)    Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:
To the Company:
Selecta Biosciences, Inc.
480 Arsenal Way
Watertown, MA 02472
Attention: General Counsel

To the Consultant:
At the most recent address for the Consultant in the Company’s personnel files
(g)    Remedies. The Consultant recognizes that money damages alone would not adequately compensate the Company in the event of breach by the Consultant of this Agreement, and the Consultant therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company shall be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.
(h)    Survival; Validity. Notwithstanding the termination of the Consultant’s relationship with the Company (whether pursuant to Section 4 or otherwise), the Consultant’s covenants and obligations set forth in Sections 7, 8, 10 and 13 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 14(h), any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(i)    Construction. A reference to a Section shall mean a section or subsection in this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.
(j)    Certain Definitions.
(i)    “Field of Interest” shall mean immunomodulatory nanoparticles and any other projects related to the Company’s proprietary technology currently in development or initiated during the Term.
(ii)    “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.
(k)    Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall constitute one and the same Agreement.
15.    Whistleblower Protections and Trade Secrets.
Notwithstanding anything to the contrary contained herein or in the Restrictive Covenant Agreement, nothing in this Agreement or the Restrictive Covenant Agreement will prohibit the Consultant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement or the Restrictive Covenant Agreement: (i) the Consultant shall not be in breach of this Agreement or the Restrictive Covenant Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the trade secret to the Consultant’s attorney, and may use the trade secret information in the court proceeding, if the Consultant files any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

16.    Section 409A.
(a)    The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)    Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon termination of this Agreement shall be payable only upon the Consultant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 30th day following the Consultant’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to the Consultant during the 30 day period immediately following the Consultant’s Separation from Service but for the preceding sentence will be paid to the Consultant on the First Payment Date and the remaining payments shall be made as provided in this Agreement.
(c)    Notwithstanding anything in this Agreement to the contrary, if the Consultant is deemed by the Company at the time of the Consultant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Consultant is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Consultant’s benefits shall not be provided to the Consultant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Consultant’s Separation from Service with the Company or (ii) the date of the Consultant‘s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Consultant (or the Consultant’s estate or beneficiaries), and any remaining payments due to the Consultant under this Agreement shall be paid as otherwise provided herein.
(d)    The Consultant’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the respective dates set forth below.

SELECTA BIOSCIENCES, INC.

Date:	December 18, 2017	/s/ Werner Cautreels
Werner Cautreels, Ph.D.
President and Chief Executive Officer

CONSULTANT:

Date:	December 18, 2017	/s/ Peter Keller
Peter Keller

EXHIBIT A
Consulting Services
1.    Description of Consulting Services.
(a)    Duties. The Consultant shall provide such consulting services relating to the performance goals agreed by the Company and the Consultant. The Consultant will be able to provide such services remotely and to the extent not conflicting with Consultant’s other obligations, provided that the Consultant will be available from time to time for telephone calls and in-person meetings with the Company’s Chief Executive Officer in the Boston area when requested with reasonable notice and accommodation of the Consultant’s schedule.
2.    Compensation.
(a)    In exchange for the Consulting Services during the Term, the Company will pay the Consultant a cash retainer of $120,000, payable in quarterly installments at the Effective Date and the beginning of each quarter and prorated for any partial quarter of service (the “Consulting Fee”).
(b)    The Company will pay the Consultant the amount of any Annual Bonus (as defined in the Employment Agreement) that the Company’s Board of Directors or its authorized committee (the “Board”) determines in its good faith discretion the Consultant has earned for 2017, based upon actual performance achieved by the Company’s executive management team as a whole and individual contributions, and in a manner consistent with the 2017 annual bonus determinations made by the Board with respect to the Company’s actively employed senior executives, which Annual Bonus, if any, shall be paid to the Consultant when annual bonuses for 2017 are paid to the Company’s actively employed senior executives generally but in no event later than March 15, 2018 (the “Prior Year Bonus”). Notwithstanding the foregoing, the percentage of the Consultant’s Target Bonus for 2017 represented by the Annual Bonus paid to the Consultant in accordance with this Agreement will not be less than the average percentage of target annual bonus represented by the actual annual bonuses for 2017 paid to actively employed senior executives of the Company (other than the Chief Executive Officer of the Company) who receive an annual bonus for 2017. Payment to the Consultant of any Annual Bonus will be subject to reduction for tax withholdings required by law.
(c)    Subject to approval by the Board, the Company will grant the Consultant at the first regularly scheduled Board meeting following the commencement of the Term an option (the “New Option”) to purchase 20,000 shares of the Company’s common stock. 10,000 shares subject to the New Option will vest in full on the Consulting Period End Date, subject to Section 5 of this Agreement , and the remaining 10,000 shares subject to the New Option will vest based upon the attainment of performance goals to be agreed by the Company and the Consultant prior to the date of grant. Notwithstanding the foregoing, vesting of the New Option will accelerate in full in the event of a Change in Control (as defined in the Company’s 2016 Incentive Award Plan (the “Plan”) prior to the Consulting Period End Date, unless the Consultant has terminated this Agreement under Section 5(a) or Company terminated the Agreement for Cause under Section

5(d) prior to such Change in Control, and will in all events be subject to the terms of the Plan and a separate stock option agreement. Upon expiration of the Term for any reason, any then unvested portion of the New Option will automatically expire and be terminated (for the avoidance of doubt, after giving effect to any vesting under Sections 5(c) and (d) of the Agreement).
* * * * *

EXHIBIT B
Options

Option Grant Date	Exercise Price Per Share	Total Shares Subject to Option*	Vested Shares Subject to Option*	Unvested Shares Subject to Option*
09-Mar-2016	$7.02	1,139	0	1,139
08-Apr-2014	$8.97	8,461	8,285	176
21-Feb-2015	$9.36	10,256	7,486	2,770
21-Jun-2016	$14.00	25,282	7,143	18,139
21-Jun-2016	$14.00	5,559	4,424	1,135
09-Mar-2016	$7.02	14,244	7,057	7,187
14-Jun-2013	$2.77	2,564	2,564	0
17-Feb-2011	$0.63	89,588	89,588	0
07-Jul-2017	$19.33	25,619	0	25,619
07-Jul-2017	$19.33	6,381	0	6,381
		189,093	126,547	62,546

* Represents, as applicable, the number of total shares, vested shares or unvested shares of common stock subject to the Option as of the Resignation Date. The unvested portion of each Option was forfeited and expired as of the Resignation Date.